Exhibit 99.1

NEW PARTNER FOR MORGANS HOTEL GROUP LONDON JOINT VENTURE

Walton Street Capital Joins MHG as Joint Venture Partner

New York, NY — February 22, 2007 — Morgans Hotel Group Co. (Nasdaq: MHGC) (“MHG”) today announced the arrival of a new partner for the joint venture that owns MHG’s London hotels: Sanderson and St Martins Lane.  An affiliate of Walton Street Capital, LLC (“Walton Street”) has purchased the 50% joint venture interest of MHG’s previous partner, Burford Hotels Limited (“Burford”).  For facilitating the transaction, MHG received over USD $6 million in cash at closing based on excess working capital levels at the joint venture, and could receive additional consideration based on the value of an interest rate hedge on the existing joint venture debt in the event of a debt refinancing.

Walton Street, a Chicago-based real estate investment company with $3.4 billion under management, has purchased Burford’s interest in the joint venture for the equivalent of approximately USD $52 million implying a gross value for the assets of over USD $300 million.

“We are pleased that another institutional investor of the quality and stature of Walton Street believes in the strength of our management and the quality of our brands,” said Ed Scheetz, President and Chief Executive Officer of MHG.

About Morgans Hotel Group
Morgans Hotel Group Co. (Nasdaq: MHGC) which is widely credited with establishing and developing the rapidly expanding boutique hotel sector, owns and operates Morgans, Royalton and Hudson in New York, Delano and The Shore Club in Miami, Mondrian in Los Angeles and Scottsdale, Clift in San Francisco, and Sanderson and St Martins Lane in London.  In February 2007, MHG and an equity partner acquired the Hard Rock Hotel & Casino in Las Vegas and related assets.  MHG has other property transactions in various stages of completion including projects in Miami Beach, Florida, and Las Vegas, Nevada, and continues to vigorously pursue its strategy of developing unique properties at various price points in international gateway cities in the United States, Europe, South America, Asia and around the world.  For more information please visit www.morganshotelgroup.com.

About Walton Street Capital, LLC
Walton Street Capital, LLC was founded in 1995 and is a premier, private real estate investment company, which, through its series of opportunistic and value-added funds, has invested and/or committed to invest approximately $3 billion of equity.  Through its Funds, Walton Street has received equity commitments totaling in excess of $3.5 billion from public and corporate pension funds, foreign institutions, insurance companies and banks, endowments and foundations, trusts and high net worth individuals.  Walton Street has invested and/or committed to invest in approximately 150 separate transactions in U.S. and international real estate, including the development and acquisition of office, hotel, retail, industrial, multi-family, for-sale residential, senior and student housing, and golf assets through both individual, portfolio and company-level transactions with a gross asset cost of approximately $9 billion.

Forward-Looking and Cautionary Statements
Statements contained in this press release which are not historical facts are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by the use of words such as “expects,” “plans,” “estimates,” “projects,” “intends,” “believes,” “guidance,” and similar expressions that do not relate to historical matters. These forward-looking statements are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated, due to a number of factors which include, but are not limited to, downturns in economic and market conditions, particularly levels of spending in the business, travel and leisure industries; hostilities, including future terrorist attacks, or fear of hostilities that affect travel; risks related to natural disasters, such as earthquakes and hurricanes; the integration of the Hard Rock Hotel & Casino and other acquired properties with our existing business; the seasonal nature of the hospitality business; changes in the tastes of our customers; increases in real property tax rates; increases in interest rates and operating costs; general volatility of the capital markets and our ability to access the capital markets; and changes in the competitive environment in our industry and the markets where we invest, and other risk factors discussed in Morgans Hotel Group Co.’s Annual Report on Form 10-K and other documents filed by the Company with the Securities and Exchange Commission from time to time. All forward-looking statements in this press release are made as of today, based upon information known to management as of the date hereof, and the Company assumes no obligations to update or revise any of its forward-looking statements even if experience or future changes show that indicated results or events will not be realized.

Contacts
Judy Wilkinson / Eric Brielmann
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449